                               OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         DATA RESEARCH ASSOCIATES, INC.

                                       AT

                          $11.00 NET PER SHARE IN CASH

                                       BY

                           MCGUIRE ACQUISITION INC.,
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                              SIRSI HOLDINGS CORP.
----------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
   CITY TIME, ON TUESDAY, AUGUST 21, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                 July 25, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We are McGuire Acquisition Inc., an indirect wholly owned subsidiary of SIRSI Holdings Corp. ("Parent"). We are furnishing the enclosed materials to you in connection with our offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Data Research Associates, Inc. ("DRAI"), at a price of $11.00 per share, net to the seller in cash, less any required withholding taxes, and without interest, upon the terms and subject to the conditions set forth in our Offer to Purchase, dated July 25, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (together with any amendments or supplements thereto and the Offer to Purchase and any amendments or supplements thereto, collectively constituting the "Offer").

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    WE ARE NOT OBLIGATED TO PURCHASE ANY TENDERED SHARES UNLESS, AFTER THE PURCHASE OF ALL OF THE SHARES VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN, WE WOULD BENEFICIALLY OWN AT LEAST SEVENTY-FIVE PERCENT OF THE SHARES OF DRAI'S COMMON STOCK OUTSTANDING ON A FULLY DILUTED BASIS.

    Enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

    1.  Offer to Purchase, dated July 25, 2001;

    2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

    3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Computershare Trust Company of New York (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

    4. A Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by DRAI;

    5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Offer;

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7.  Return envelope addressed to the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, AUGUST 21, 2001, UNLESS THE OFFER IS EXTENDED.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by us of (1) the stock certificates evidencing the shares validly tendered and not properly withdrawn (or a confirmation of a book-entry transfer of the shares into the Depositary's account at the Depository Trust Company), (2) a Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares" of the Offer to Purchase) and (3) any other required documents.

    If holders of Shares wish to tender, but cannot deliver their certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in "The Tender Offer--Procedures For Accepting Our Offer And Tendering Shares" of the Offer to Purchase.

    We will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. However, we will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. We will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

    Additional copies of the enclosed material may be obtained from the Depositary or the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,
                                          MCGUIRE ACQUISITION INC.

    NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PARENT, US, DRAI, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM OR US, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM OR US IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.